Exhibit 4.01

This Note is a Global Security within the meaning of the Indenture hereinafter referred to and is registered in the name of the Depository named below or a nominee of the Depository. This Note is not exchangeable for Notes registered in the name of a Person other than the Depository or its nominee except in the limited circumstances described herein and in the Indenture, and no transfer of this Note (other than a transfer of this Note as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository) may be registered except in the limited circumstances described herein.

Unless this certificate is presented by an authorized representative of The Euroclear System or Clearstream Banking, société anonyme (each a “Depository”), to the Company or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Citivic Nominees Limited or in such other name as is requested by an authorized representative of the Depository (and any payment is made to Citivic Nominees Limited or to such other entity as is requested by an authorized representative of the Depository), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Citivic Nominees Limited, has an interest herein.

CITIGROUP INC.

1.750% Notes due October 23, 2026

REGISTERED	REGISTERED

ISIN: XS2031277077
Common Code: 203127707

No. R-00	£

CITIGROUP INC., a Delaware corporation (the “Company”, which term includes any successor Person under the Indenture), for value received, hereby promises to pay to Citivic Nominees Limited, or registered assigns, the principal sum of £[    ] on October 23, 2026 and to pay interest thereon from and including October 23, 2019 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, annually, on October 23rd of each year, commencing October 23, 2020 at the rate of 1.750% per annum,until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note is registered at the close of business on the Record Date for such interest, which shall be the Business Day immediately preceding such Interest Payment Date.

Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the holder on such Record Date and may either be paid to the Person in whose name this Note is registered at the close of business on a subsequent Record Date, such subsequent Record Date to be not less than ten days prior to the date of payment of such defaulted interest, notice whereof shall be given to holders of Notes of this series not less than ten days prior to such subsequent Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

Interest hereon will be calculated on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the notes . All amounts resulting from such calculation will be rounded to the nearest cent, with one-half cent being rounded upward. An “Interest Period” shall be the period from and including an Interest Payment Date (or from October 23, 2019 in the case of the first Interest Payment Date) to and including the day immediately preceding the next Interest Payment Date.

If either an Interest Payment Date or the Maturity of the Notes falls on a day that is not a Business Day, such Interest Payment Date or Maturity will be the next succeeding Business Day, and no further interest will accrue in respect of such postponement. If a date for payment of interest or principal on the Notes falls on a day that is not a business day in the place of payment, such payment will be made on the next succeeding business day in such place of payment as if made on the date the payment was due. No interest will accrue on any amounts payable for the period from and after the due date for payment of such principal or interest. For these purposes, “Business Day” means any day which is a day on which commercial banks settle payments and are open for general business in each of The City of New York and London and is a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (known as TARGET2 system), or any successor thereto, operates.

Payment of the principal of and interest on this Note will be made at the office or agency of the Trustee maintained for that purpose in London in Sterling.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee or by an authenticating agent on behalf of the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: October 23, 2019

CITIGROUP INC.

By:
Name:
Title:

ATTEST:

By:
Name:
Title:

This is one of the Notes of the series issued under the within-mentioned Indenture.

Dated: October 23, 2019

THE BANK OF NEW YORK MELLON, as Trustee

By:
Name:
Title:

-or-

CITIBANK, N.A., as Authenticating Agent

By:
Name:
Title:

This Note is one of a duly authorized issue of Securities of the Company (the “Notes”), issued and to be issued in one or more series under the Indenture, dated as of November 13, 2013 (as amended and supplemented from time to time, the “Indenture”), between the Company and The Bank of New York Mellon, as Trustee (the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof, initially limited in aggregate principal to £650,000,000.

If an event of default (as defined in the Indenture) with respect to Notes of this series shall occur and be continuing, the principal of the Notes of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

Sections 12.02 and 12.03 of the Indenture containing provisions for defeasance apply to this Note. At any time the entire indebtedness of this Note may be defeased upon compliance by the Company with certain conditions set forth in Section 12.04 of the Indenture., and any funds or securities deposited pursuant to the defeasance provisions will be in Sterling or a direct obligation of the British government.

The Indenture contains provisions permitting the Company and the Trustee, without the consent of the holders of the Securities, to establish, among other things, the form and terms of any series of Securities issuable thereunder by one or more supplemental indentures, and, with the consent of the holders of a majority in aggregate principal amount of Securities at the time outstanding which are affected thereby, to modify the Indenture or any supplemental indenture or the rights of the holders of Securities of such series to be affected, provided that no such modification will (i) extend the fixed maturity of any Securities, reduce the rate or extend the time of payment of interest thereon, reduce the principal amount thereof or the premium, if any, thereon, reduce the amount of the principal of Original Issue Discount Securities payable on any date, change the currency in which Securities are payable, or impair the right to institute suit for the enforcement of any such payment on or after the maturity thereof, without the consent of the holder of each Security so affected, or (ii) reduce the aforesaid percentage of Securities of any series the consent of the holders of which is required for any such modification without the consent of the holders of all Securities of such series then outstanding, or (iii) modify the rights, duties or immunities of the Trustee unless the Trustee agrees to such modification.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

This Note is a Global Security registered in the name of a nominee of the Depository. This Note is exchangeable for Notes registered in the name of a person other than the Depository or its nominee only in the limited circumstances hereinafter described. Unless and until it is exchanged in whole or in part for definitive Notes in certificated form, this Note may not be transferred except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository.

The Notes represented by this Global Security are exchangeable for definitive Notes in certificated form of like tenor as such Notes in minimum denominations of GBP 100,000 and integral multiples of GBP 1,000 in excess thereof only if (i) the Depository notifies the Company that it is unwilling or unable to continue as Depository for the DTC Global Note or (ii) the Depository ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, or (iii) both the Euroclear System and Clearstream Banking, société anonyme, notify the Company that they are unwilling or unable to continue as a clearing system for the International Global Note or (iv) the Company in its sole discretion decides to allow the Notes to be exchanged for definitive Notes in registered form. Any Notes that are exchangeable pursuant to the preceding sentence are exchangeable for certificated Notes issuable in authorized denominations and registered in such names as the Depository shall direct. Subject to the foregoing, this Note is not exchangeable, except for a Global Security or Global Securities of this issue of the same principal amount to be registered in the name of the Depository or its nominee.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary. The Company will pay additional amounts (“Additional Amounts”) to the beneficial owner of any Note that is a non-United States person in order to ensure that every net payment on such Note will not be less, due to payment of U.S. withholding tax, than the amount then due and payable. For this purpose, a “net payment” on a Note means a payment by the Company or a paying agent, including payment of principal and interest, after deduction for any present or future tax, assessment or other governmental charge of the United States. These Additional Amounts will constitute additional interest on the Note.

The Company will not be required to pay Additional Amounts, however, in any of the circumstances described in items (1) through (13) below.

(1) Additional Amounts will not be payable if a payment on a Note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner:

(a) having a relationship with the United States as a citizen, resident or otherwise;

(b) having had such a relationship in the past or

(c) being considered as having had such a relationship.

(2) Additional Amounts will not be payable if a payment on a Note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner:

(a) being treated as present in or engaged in a trade or business in the United States;

(b) being treated as having been present in or engaged in a trade or business in the United States in the past or

(c) having or having had a permanent establishment in the United States.

(3) Additional Amounts will not be payable if a payment on a Note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld in whole or in part by reason of the beneficial owner being or having been any of the following (as such terms are defined in the Internal Revenue Code of 1986, as amended):

(a) personal holding company;

(b) foreign private foundation or other foreign tax-exempt organization;

(c) passive foreign investment company;

(d) controlled foreign corporation or

(e) corporation which has accumulated earnings to avoid United States federal income tax.

(4) Additional Amounts will not be payable if a payment on a Note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner owning or having owned, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of the Company entitled to vote or by reason of the beneficial owner being a bank that has invested in a Note as an extension of credit in the ordinary course of its trade or business.

For purposes of items (1) through (4) above, “beneficial owner” means a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership, limited liability company, corporation or other entity, or a person holding a power over an estate or trust administered by a fiduciary holder.

(5) Additional Amounts will not be payable to any beneficial owner of a Note that is a:

(a) fiduciary;

(b) partnership;

(c) limited liability company or

(d) other fiscally transparent entity

or that is not the sole beneficial owner of the Note, or any portion of the Note. However, this exception to the obligation to pay Additional Amounts will only apply to the extent that a beneficiary or settlor in relation to the fiduciary, or a beneficial owner or member of the partnership, limited liability company or other fiscally transparent entity, would not have been entitled to the payment of an Additional Amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment.

(6) Additional Amounts will not be payable if a payment on a Note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the failure of the beneficial owner or any other person to comply with applicable certification, identification, documentation or other information reporting requirements. This exception to the obligation to pay Additional Amounts will only apply if compliance with such reporting requirements is required by statute or regulation of the United States or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge.

(7) Additional Amounts will not be payable if a payment on a Note is reduced as a result of any tax, assessment or other governmental charge that is collected or imposed by any method other than by withholding from a payment on a Note by the Company or a paying agent.

(8) Additional Amounts will not be payable if a payment on a Note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later.

(9) Additional Amounts will not be payable if a payment on a Note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld by reason of the presentation by the beneficial owner of a Note for payment more than 30 days after the date on which such payment becomes due or is duly provided for, whichever occurs later.

(10) Additional Amounts will not be payable if a payment on a Note is reduced as a result of any:

(a) estate tax;

(b) inheritance tax;

(c) gift tax;

(d) sales tax;

(e) excise tax;

(f) transfer tax;

(g) wealth tax;

(h) personal property tax or

(i) any similar tax, assessment, withholding, deduction or other governmental charge.

(11) Additional Amounts will not be payable if a payment on a Note is reduced as a result of any tax, assessment, or other governmental charge required to be withheld by any paying agent from a payment of principal or interest on a Note if such payment can be made without such withholding by any other paying agent.

(12) Additional Amounts will not be payable if a payment on a Note is reduced as a result of any withholding, deduction, tax, duty assessment or other governmental charge that would not have been imposed but for a failure by the holder or beneficial owner of a Note (or any financial institution through which the holder or beneficial owner holds the Note or through which payment on the Note is made) to take any action (including entering into an agreement with the Internal Revenue Service, or a governmental authority of another jurisdiction if the holder is entitled to the benefits of an intergovernmental agreement between that jurisdiction and the United States) or to comply with any applicable certification, documentation, information or other reporting requirement or agreement concerning accounts maintained by the holder or beneficial owner (or any such financial institution), or concerning ownership of the holder or beneficial owner, or any substantially similar requirement or agreement.

(13) Additional Amounts will not be payable if a payment on a Note is reduced as a result of any combination of items (1) through (12) above.

Except as specifically provided herein, the Company will not be required to make any payment of any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of such government.

As used in this Note, “United States person” means:

(a)	any individual who is a citizen or resident of the United States;

(b)	any corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof;

(c)	any estate if the income of such estate falls within the federal income tax jurisdiction of the United States regardless of the source of such income and

(d)

any trust if (i) a United States court is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of the substantial decisions of the trust; or (ii) it has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

Additionally, “non-United States person” means a person who is not a United States person, and “United States” means the states of the United States of America and the District of Columbia, but excluding its territories and its possessions.

Except as provided below, the Notes may not be redeemed prior to maturity.

(1)	The Company may, at its option, redeem the Notes if:

(a)	the Company becomes or will become obligated to pay Additional Amounts as described above;

(b)

the obligation to pay Additional Amounts arises as a result of any change in the laws, regulations or rulings of the United States, or an official position regarding the application or interpretation of such laws, regulations or rulings, which change is announced or becomes effective on or after October 16, 2019; and

(c)

the Company determines, in its business judgment, that the obligation to pay such Additional Amounts cannot be avoided by the use of reasonable measures available to it, other than substituting the obligor under the Notes or taking any action that would entail a material cost to the Company.

(2)	The Company may also redeem the Notes, at its option, if:

(a)

any act is taken by a taxing authority of the United States on or after October 16, 2019 whether or not such act is taken in relation to the Company or any subsidiary, that results in a substantial probability that the Company will or may be required to pay Additional Amounts as described above;

(b)

the Company determines, in its business judgment, that the obligation to pay such Additional Amounts cannot be avoided by the use of reasonable measures available to it, other than substituting the obligor under the Notes or taking any action that would entail a material cost to the Company; and

(c)

the Company receives an opinion of independent counsel to the effect that an act taken by a taxing authority of the United States results in a substantial probability that the Company will or may be required to pay the Additional

Amounts described above, and delivers to the Trustee a certificate, signed by a duly authorized officer, stating that based on such opinion the Company is entitled to redeem the Notes pursuant to their terms.

Any redemption of the Notes as set forth in clauses (1) or (2) above shall be in whole, and not in part, and will be made at a redemption price equal to 100% of the principal amount of the Notes Outstanding plus accrued interest thereon to the date of redemption.

(3)

The Company may also redeem the Notes, at its option, in whole at any time or in part from time to time, on or after April 23, 2020 and prior to September 23, 2026, at a redemption price equal to the sum of (i) 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to, but excluding the date of redemption; and (ii) the Make-Whole Amount, if any, with respect to such Notes. The Reinvestment Rate will equal the Treasury Yield calculated to September 23, 2026, plus 0.250%.

•

“Make-Whole Amount” means the excess, if any, of: (i) the aggregate present value as of the date of such redemption of each sterling of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption) that would have been payable in respect of each such sterling if such redemption had not been made, determined by discounting, on an annual basis (ACTUAL/ACTUAL (ICMA)), such principal and interest at the Reinvestment Rate (as defined below) (determined on the third business day preceding the date that notice of such redemption is given (the “Determination Date”)) from the respective dates on which such principal and interest would have been payable if such redemption had not been made, to the date of redemption, over (ii) the aggregate principal amount of the debt securities being redeemed.

•

“Reinvestment Rate” means the yield on a United Kingdom government bond (the “Reference Bond”) at a constant maturity corresponding to the remaining life (as of the date of redemption, and rounded to the nearest month) to September 23, 2026, of the principal being redeemed (the “Treasury Yield”), plus 0.250%. For purposes of the Notes, the Treasury Yield shall be equal to the gross redemption yield for the Reference Bond on the basis of the middle market price of the Reference Bond at 11:00 a.m. (London time) on the Determination Date; provided that if no published maturity exactly corresponds to September 23, 2026, then the Treasury Yield shall be interpolated or extrapolated on a straight-line basis from the arithmetic means of the yields for the next shortest and next longest published maturities. If the information on the Reference Bond yield changes in a manner that precludes determination of the Treasury Yield in the above manner, then the Treasury Yield shall be determined in the manner that most closely approximates the above manner, as reasonably determined by the Company.

(4)

The Company may also redeem the Notes, at its option, in whole, but not in part, on or after September 23, 2026 at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Holders shall be given not less than 15 days’ nor more than 60 days’ prior notice by the Trustee of the date fixed for such redemption described in (1) through (4) above.

All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture. The Notes are governed by the laws of the State of New York.

Schedule 1

Redemptions and Amount of Securities

Date of partial redemption	Aggregate principal amount of Securities then redeemed	Remaining principal amount of this Global Security	Authorized Signature